SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Interpore International, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NEWS RELEASE for March 8, 2004 at 4:30 PM EST

Contact:	Jill Bertotti (Investors)	Richard L. Harrison
	Len Hall (Media)	Chief Financial Officer
	Allen & Caron Inc	Interpore Cross International
	949-474-4300	949-453-3200
jill@allencaron.com
len@allencaron.com

INTERPORE INTERNATIONAL, INC. TO BE ACQUIRED BY BIOMET, INC.

Strategic combination expands Biomet’s presence in the rapidly growing spinal market

IRVINE, CA (March 8, 2004)—Interpore International (NASDAQ:BONZ) today announced that it has entered into a definitive agreement with Biomet, Inc. (NASDAQ:BMET) under which Biomet will acquire all of the outstanding common stock of Interpore for $14.50 per share, in cash, representing a total equity value of approximately $280 million. The price per share represents a premium of 26% over Interpore’s 30-day per share trading average.

David Mercer, Interpore’s Chief Executive Officer, commented, “The Board of Directors is pleased with the terms of this transaction and believes it is in the best interests of Interpore stockholders. The Board is especially grateful to the excellent team of leaders and employees who have built this company.”

Dane A. Miller, Ph.D., Biomet’s President and Chief Executive Officer, stated, “We are very excited about combining the Interpore organization with Biomet. Interpore’s strong franchise in the spinal market will expand Biomet’s presence in this clinically important and rapidly growing market segment. Interpore’s broad portfolio of spinal products, as well as its strong research and development capabilities, are highly attractive to Biomet. We believe this transaction will allow Biomet’s spinal franchise to possess the depth and breadth of resources, services, products and technologies to become more competitive in the worldwide spinal market. We will command a solid position in the spinal marketplace with revenues of approximately $200 million and a domestic salesforce in excess of 400 individuals servicing our spinal surgeon and neurosurgeon customers.”

The Board of Directors of Interpore unanimously approved the agreement in a special meeting and the transaction is expected to close, subject to regulatory approval, Interpore stockholder approval and other customary closing conditions, in the second quarter of 2004. In connection with the transaction, certain Interpore stockholders have entered into agreements to vote their shares in favor of the transaction.

Piper Jaffray acted as financial advisor to Interpore on this transaction. Latham & Watkins LLP acted as legal advisors to Interpore.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

Interpore is focused on providing innovative products for spinal surgery. Its three major product groups: spinal implant products; orthobiologic products; and minimally invasive surgery products, are sold around the world. These products are used by orthopedic surgeons and neurosurgeons in a wide range of applications.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that relate to expectations for the proposed transaction with Biomet, and other statements that relate to the intent, belief, plans or expectations of Interpore or its management, or that are not a statement of historical fact. Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially from expected results, including timing and the company’s ability to consummate the proposed transaction with Biomet. Additional factors that could cause the company’s actual results to differ materially are discussed in the company’s recent filings with the Securities and Exchange Commission. Interpore disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Additional Information and Where to Find It:

A special stockholder meeting for Interpore will be announced soon to obtain stockholder approval. Interpore intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of Interpore are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Interpore, Biomet and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from Interpore, 181 Technology Drive, Irvine, California 92618-2402. Investors may access copies of the documents filed with the SEC by Interpore on Interpore’s website at www.Interpore.com. In addition, copies may be obtained free of charge at written request to Interpore at 181 Technology Drive, Irvine, California 92618-2402, attention: Chief Financial Officer.

Interpore and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Interpore’s stockholders in connection with the proposed transaction will be set forth in Interpore’s proxy statement for its special meeting.

Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

BIOMET, INC. TO ACQUIRE INTERPORE INTERNATIONAL, INC.

Strategic combination expands Biomet’s presence in the rapidly growing spinal market

Warsaw, Indiana—March 8, 2004—Biomet, Inc. (NASDAQ:BMET) today announced that it has entered into a definitive agreement with Interpore International, Inc. (NASDAQ:BONZ) under which Biomet will acquire all of the outstanding common stock of Interpore for $14.50 per share, in cash, representing a total equity value of approximately $280 million.

Based in Irvine, California, Interpore is focused on providing innovative products for spinal surgery. Its three major product groups: spinal implant products; orthobiologic products; and minimally invasive surgery products are used by orthopedic surgeons and neurosurgeons in a wide range of applications. Interpore’s net sales in 2003 were approximately $67.5 million.

Dane A. Miller, Ph.D., Biomet’s President and Chief Executive Officer, stated, “We are very excited about combining the Interpore organization with Biomet. Interpore’s strong franchise in the spinal market will expand Biomet’s presence in this clinically important and rapidly growing market segment. Interpore’s broad range of spinal products, as well as its strong research and development capabilities, are highly attractive to Biomet. We believe this transaction will allow Biomet’s spinal franchise to possess the depth and breadth of resources, services, products and technologies to become more competitive in the worldwide spinal market. We will command a solid position in the spinal marketplace with revenues of approximately $200 million and a domestic salesforce in excess of 400 individuals servicing our spinal surgeon and neurosurgeon customers.”

Dave Mercer, Interpore Cross’ President and Chief Executive Officer, commented, “We feel that Interpore Cross’ comprehensive spinal implant product line and new product pipeline is an ideal fit with Biomet’s extensive sales and distribution capabilities as well as their broad resources and premier reputation in the orthopedic industry.” Excluding one-time acquisition related charges, Biomet expects the transaction to be neutral to its diluted earnings per share for its fiscal year ended May 31, 2005 and accretive thereafter.

The transaction has been approved by the boards of directors of both companies and is expected to close, subject to regulatory approval, Interpore stockholder approval and other customary closing conditions, in the second quarter of calendar 2004. In connection with the transaction, certain Interpore stockholders have entered into agreements to vote their shares in favor of the transaction. Biomet will pay the purchase price out of currently available cash and readily available short-term debt.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

All of Biomet’s financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

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A special stockholder meeting for Interpore will be announced soon to obtain stockholder approval. Interpore intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with the proposed transaction. Investors of Interpore are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Interpore, Biomet and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from Interpore, 181 Technology Drive, Irvine, California 92618-2402. Investors may access copies of the documents filed with the SEC by Interpore on Interpore’s website at www.Interpore.com. In addition, copies may be obtained free of charge at written request to Interpore at 181 Technology Drive, Irvine, California 92618-2402, attention: Chief Financial Officer.